Exhibit 10.26
GENERAL RELEASE AND WAIVER

This General Release and Waiver (“General Release”) is made and entered into by and between Adrian Mitchell (“Mitchell”) and Macy’s, Inc. (“Macy’s” or the “Company”). Mitchell separated from Macy’s on June 21, 2025 (“Separation Date”) and was a participant in the Macy’s, Inc. Senior Executive Severance Plan (“SESP”) during his employment. In consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Mitchell and the Company (collectively the “Parties”) agree as follows:
1)Payments.
a)In consideration of Mitchell’s signing of this General Release, within fifteen (15) days after the Effective Date of this General Release, as defined in Paragraph 16, the Company shall provide Mitchell with the following payments:
i.One million and nine hundred thousand dollars ($1,900,000), less applicable withholdings and deductions, by direct deposit payment to the bank account that the Company has on file for Mitchell, which dollar amount is equal to twenty-four (24) times Mitchell’s monthly base salary rate in effect at the time of Mitchell’s termination of employment, as described in the SESP;
ii.Nineteen thousand four hundred and sixty nine dollars and fifty two cents ($19,469.52), less applicable withholdings and deductions, by direct deposit payment to the bank account that the Company has on file for Mitchell, which dollar amount is equal to the Company portion of the Company-sponsored health care premium (excluding any administrative fee) for twelve (12) months, as described in the SESP;
iii.Two million and seven hundred thousand dollars ($2,700,000), paid in full and final settlement of Mitchell’s claims related to long term incentive and any other alleged claims or damages as follows:
(1)Two million and two hundred and fifty thousand dollars ($2,250,000), less applicable withholdings and deductions, by direct deposit payment to the bank account that the Company has on file for Mitchell; and
(2)Payment to Mitchell’s attorneys, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden” or “Mitchell’s Attorneys”), on Mitchell’s behalf in the amount of four hundred and fifty thousand dollars ($450,000), apportioned as attorneys’ fees, costs, and disbursements.
The Company will issue an IRS Form W-2 to Mitchell in connection with the payments in Paragraphs 1(a)(i)-(iii)(1), with applicable withholdings. The Company will issue an IRS Form 1099-MISC to Mitchell and to Skadden in connection with the payment in

Paragraph 1(a)(iii)(2). Mitchell agrees that the payments described in Paragraph 1(a) shall not be considered as a payment for any purpose except for tax purposes as described above and that the payments described in Paragraph 1(a) shall not affect or trigger any right or obligation under any benefit plan. Mitchell acknowledges that neither the Company nor its agents, attorneys, or representatives have made any representations concerning taxability, non-taxability, or tax consequences, if any, of the settlement sums paid.
b)Mitchell is entitled to receive the payments and benefits outlined in Paragraph 1(a) only if he timely signs this General Release and the General Release becomes effective pursuant to Paragraph 16. Mitchell acknowledges that he would not have otherwise been entitled to these payments and benefits.
2)Other Consideration.    In consideration of the mutual promises contained herein, the Company will issue to Mitchell the following additional consideration:
a)Three (3) months of outplacement assistance through a national outplacement firm, as described in the SESP;
b)Continued vesting of Mitchell’s equity awards granted on or after March 31, 2023 for an additional twenty-four (24) months after Mitchell’s last day of employment with the Company (i.e., June 21, 2025), as described in the SESP. For the avoidance of doubt, the equity awards will vest and become nonforfeitable on the schedule provided at Exhibit A, assuming the General Release becomes effective pursuant to General Release Paragraph 16 (and, (i) except to the extent modified by Paragraph 2(c), otherwise subject to the terms and conditions of the applicable equity plan and equity award agreement for each such equity award and (ii) the payment timing requirements of Section 409A of the Internal Revenue Code of 1986, as amended); and
c)Waiver of enforcement of Section 2, titled “Noncompetition,” within Mitchell’s Noncompetition, Nonsolicitation and Confidential Information Agreement, dated November 3, 2020 (“Restrictive Covenant Agreement”), and waiver of enforcement of the “Noncompetition” section found within the Terms and Conditions of each equity award previously granted to Mitchell. For the avoidance of doubt, all other sections of the Restrictive Covenant Agreement and Terms and Conditions of the equity awards remain in full force and effect, with the exception of Section 2 of the Restrictive Covenant Agreement, and the “Noncompetition” section of the Terms and Conditions of each equity award.
d)Mitchell is entitled to receive the payments and benefits outlined in this Paragraph 2 only if he timely signs this General Release and the General Release becomes effective pursuant to Paragraph 16. Mitchell acknowledges that he would not have otherwise been entitled to these payments and benefits.
Other Payments. Regardless of whether Mitchell signs this General Release, Mitchell is entitled to the following payments:

a)The value of Mitchell’s Save Actively+ account, less applicable holdings and deductions, by direct deposit payment to the bank account that the Company has on file for Mitchell, which (if the account has value) shall be paid in March 2026; and
b)A Short Term Incentive award payout (if any) based on the Company’s actual performance in fiscal year 2025, prorated for the five months of Mitchell’s employment in 2025, which (if earned) shall be paid in April 2026.
3)Release and Waiver. Mitchell hereby irrevocably and unconditionally releases, acquits, and forever discharges Macy’s and all of its predecessors, successors and assigns, divisions, subsidiaries, facilities, related or affiliated entities, and all of their respective current and former officers, members of the board of directors, shareholders, employees, insurers, benefit plans, plan fiduciaries, plan administrators, agents, and counsel, including, without limitation, any and all current and former management and supervisory employees (collectively, with Macy’s, “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, asserted or unasserted, relating to any facts, acts, transactions, occurrences, events, or omissions, or status as a whistleblower (perceived or actual) (collectively, “Claims”) occurring prior to the date of Mitchell’s execution of this General Release. Notwithstanding the above, should any current Macy’s officers or members of the board of directors bring claims in arbitration or in court against Mitchell based on events related to Mitchell’s employment at Macy’s and occurring prior to the date of Mitchell’s execution of this General Release, Mitchell may assert timely counterclaims against such officers or directors who brought the above-referenced claims that Mitchell would have been able to assert as claims or counterclaims against such officer or director but for this General Release.
Mitchell specifically acknowledges and agrees that the Claims Mitchell is releasing include all actions, causes of action, claims, demands, costs, and expenses for damages, known or unknown, which Mitchell had or now has or may have against the Company or any of the Releasees including, but not limited to:
a)any claim of discrimination, harassment, and retaliation on any basis, including, without limitation, race, color, national origin, sex, sexual orientation, gender identity, religion, age, disability, military status, veteran status, marital status, political affiliation, appearance, whistleblower status (except under a federal statute) or any other protected characteristic under any federal, state, or local statute, ordinance, order, or law, including but not limited to the Age Discrimination in Employment Act (the “ADEA”), the Older Worker’s Benefit Protection Act of 1990, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, and the Pregnancy Discrimination Act of 1978;
any claim under the laws in any state in which Mitchell worked for the Company, including, but not limited to, if applicable, the New York State Human Rights Law, the New York Whistleblower Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Labor Law, the New York State False Claims Act, the

New York State Paid Sick Leave Law, and the New York City Human Rights Law, all as the same may have been from time-to-time amended;
b)any other claim relating to Mitchell’s employment, the termination of Mitchell’s employment, or the Company or the Releasees’ failure to reemploy the Mitchell, under any federal, state, or local statute, law, or ordinance, as amended;
c)any claim under any contract, tort, or any other state, local, or federal statutory or common law, including but not limited to any claim that the Company or the Releasees, jointly or severally, breached any contract or promise, express or implied, or any term or condition of Mitchell’s employment, and any claim for promissory estoppel or wrongful discharge arising out of Mitchell’s employment with the Company or any of the Releasees and/or the termination of such employment, and any claim under the False Claims Act;
d)any claim arising under the Company’s internal dispute resolution program, Solutions InSTORE; and
e)any claim for severance benefits, except that Mitchell does not waive his right to enforce this General Release.
Nothing in this General Release (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates) prohibits Mitchell from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or other government agency. Even though Mitchell can file a charge or participate in an investigation or proceeding conducted by the EEOC, NLRB, or other government agency, by signing this General Release he is waiving his ability to obtain relief of any kind from the Company or the Releasees to the extent permitted by law. Notwithstanding anything to the contrary, Mitchell is not prohibited from filing a charge or complaint with the Securities and Exchange Commission (“SEC”), communicating with the SEC, participating in or fully cooperating with any investigation or proceeding that may be conducted by the SEC, including providing information, without notice to or approval from the Company, or receiving any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the SEC pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
This General Release does not waive any claims that cannot be waived. This General Release does not waive or release any rights or Claims that Mitchell may have under the Age Discrimination in Employment Act that may arise after the date that Mitchell executes this General Release. By waiving the above-referenced Claims, Mitchell does not waive or release any rights that Mitchell may have to indemnification, advancement, exculpation or directors and officers (“D&O”) or errors and omissions (“E&O”) insurance coverage, as described under the terms and conditions of those governing documents or policies. This General Release does not waive: (i) any claim Mitchell may have for accrued and vested benefits prior to the employment termination date under the Company’s ERISA benefit plans, except that Mitchell is prevented by this General Release from pursuing those claims for benefits that arise out of the same facts, acts, transactions occurrences, events, or omissions that were alleged in connection with Mitchell’s claims related to long term incentive and any other alleged claims or damages that were alleged or could have been alleged; and (ii) any Workers’ Compensation claims. This release and waiver of claims by Mitchell excludes the right to enforce this General Release and any Claims that arise after Mitchell’s execution of this General Release.
In consideration of the release and other consideration being provided by Mitchell in this General Release, Macy’s hereby irrevocably and unconditionally releases, acquits, and forever discharges Mitchell from any and all claims of any kind arising from any known facts, from the beginning of time until the date the Company signs this General Release. This release and waiver of claims by the Company and the Releasees excludes the right to enforce this General Release and any claims that arise after the Company’s execution of this General Release. This release and waiver of claims by the Company also excludes claims under the Company’s Compensation Clawback Policy effective October 2, 2023.
4)Disclosure. Mitchell represents and warrants that he is not aware of or has already disclosed to an attorney in the Company’s legal department all instances that Mitchell believes in good faith could constitute potential legal violations by Macy’s or the Releasees. To the extent he has made such disclosures, Mitchell has provided to Macy’s any relevant information and documentation related to these issues in Mitchell’s possession. Macy’s represents and warrants that Macy’s is not aware of any failure to disclose by Mitchell.
5)Age Discrimination In Employment Act Release and Waiver. Mitchell understands that, in this General Release, Mitchell is releasing Claims under the ADEA. Mitchell further acknowledges the following:
(a)Mitchell has read each and every paragraph of this General Release, and Mitchell understands this General Release’s terms and Mitchell’s rights and obligations under those terms;
(b)In connection with this General Release, Mitchell is not waiving claims that arise after the date that Mitchell executes this General Release;
(c)The payments described in this General Release are consideration in exchange for Mitchell’s release of Claims, and is payment in addition to anything of value to which Mitchell is already entitled;
(d)Mitchell is hereby advised to consult with an attorney about this General Release prior to executing it;
(e)Prior to executing this General Release, Mitchell did consult with Mitchell’s Attorneys about this General Release;
Mitchell has been given a period of at least twenty-one (21) calendar days to consider and review this General Release (although Mitchell may choose to voluntarily execute this General Release earlier); and

(f)Mitchell will have seven (7) calendar days following the date Mitchell executes this General Release to revoke this General Release. If Mitchell revokes this General Release within this “Revocation Period,” neither party shall become bound by its terms. Under no circumstances shall this General Release become effective or enforceable until the Revocation Period has expired and until all conditions in Paragraph 16 regarding the Effective Date of this General Release are satisfied.
6)General Release Knowingly and Voluntarily Executed. Mitchell acknowledges and agrees that he is fully able and competent to enter into this General Release and that he has executed this General Release freely, knowingly, and voluntarily, without fraud, duress, coercion, or undue influence, having carefully read this General Release and having had a reasonable time to consider its terms and consult with legal counsel, and with a full understanding of its terms, effects, and consequences.
7)Non-Admission. The Parties acknowledge that the payments, benefits and releases do not constitute an admission by any Party of liability or of violation of any applicable law or regulation. The Parties expressly deny any such liability or such alleged violation. The Parties further acknowledge that the provision of the consideration referenced herein is conditioned upon the promises in this General Release and upon this General Release becoming effective under Paragraph 16. This General Release shall not serve or be construed as evidence that any party to this General Release acted wrongfully.
8)Release of Attorneys’ Fees and Costs. Mitchell, on behalf of Mitchell and Mitchell’s Attorneys, represents and warrants that the payment described in Paragraph 1(a)(iii)(2) shall constitute full payment for any fees due to Mitchell’s attorneys with respect to this matter or any fees incurred in any way related to his employment or his Claims. Other than the fees described in Paragraph 1(a)(iii) and any rights that Mitchell may have to indemnification, advancement, exculpation or D&O or E&O insurance coverage, as described under the terms and conditions of those governing documents or policies, Mitchell, on behalf of Mitchell’s Attorneys, hereby irrevocably and unconditionally releases, acquits, and forever discharges any claims that they or any other individual or attorney may have against the Company or the Releasees for the payment or reimbursement of Mitchell’s attorneys’ fees or costs.
9)References. If Mitchell submits requests for employment verification in accordance with the procedure outlined in this Paragraph, Macy’s agrees that, to the extent consistent with its then existing policy, Macy’s will confirm neutral employment information (i.e., dates of employment and position held) in response to such inquiries. Mitchell may provide the following toll-free number to employers: 1-800-367-5690.
10)Future Employment. Mitchell understands and agrees that Mitchell will not apply for or otherwise seek to be hired, re-hired, employed, re-employed, assigned, or reinstated by the Company or any affiliated entity or any successor to any of them. Violation of this Paragraph shall be sufficient grounds to deny or terminate employment with the Company or any affiliate or any successor thereof.
Company Business and Proprietary Information. Mitchell acknowledges that Section 4 of Mitchell’s Restrictive Covenant Agreement survives his separation from Macy’s such that

Mitchell remains obligated not to disclose nor provide to anyone, and will not use, modify, copy, or adapt any of Macy’s Confidential Information, as described therein. Further, by signing this General Release, Mitchell acknowledges that he has returned or destroyed all Confidential Information that he has or had in his possession, and that he has returned all property of the Company, including but not limited to any Company electronic devices such as laptops, credit cards, cell phones, smart phones, PDAs, security ID tokens, keys, and identification.
11)409A. To the extent applicable, it is intended that the payments under this General Release be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The Company will not make any payments which it believes will violate Section 409A of the Internal Revenue Code. Mitchell’s termination of employment shall be treated as an involuntary separation from service for purposes of 409A of the Internal Revenue Code. None of the Company and the Releasees guarantees any tax result with respect to payments or benefits provided in connection with the General Release, and Mitchell is responsible for all taxes owed with respect to all such payments and benefits.
12)Cooperation. If Macy’s requests Mitchell’s assistance prior to December 31, 2028, Mitchell agrees that he will be available upon reasonable notice at times convenient to him for up to ten (10) hours per year to discuss with Macy’s and its counsel issues related to litigation, potential litigation, proceedings, and investigations related to Mitchell’s execution of his job duties as Chief Financial Officer and Chief Operating Officer during his employment at Macy’s, and to meet with Macy’s attorneys for deposition preparation and trial preparation, if necessary. Mitchell will be reimbursed for all reasonable expenses Mitchell incurs in providing such assistance (including any rights that Mitchell may have to indemnification, advancement, exculpation or D&O or E&O insurance coverage, as described under the terms and conditions of those governing documents or policies), and shall submit receipts for actual expenses, if any, for reimbursement in accordance with the Company’s expense reimbursement policy. Mitchell’s cooperation does not mean that he must provide information favorable to the Company, but rather that he will provide truthful information that he possesses or that is within his control.
13)Binding Agreement. This General Release shall be binding upon the Company as well as upon Mitchell and upon his respective heirs, administrators, representatives, executors, and assigns, and shall inure to the benefit of Mitchell, the Company, and the Releasees and to their respective representatives, predecessors, successors, and assigns.
14)Effective Date. The Effective Date of this General Release shall be the first calendar day after which all of the following events, each of which is a material condition of this General Release, have occurred: (a) Mitchell timely executes this General Release and returns it to counsel for the Company; (b) Mitchell timely signs the separate Memorandum of Understanding: Confidentiality Agreement between the Parties (“MOU”); (c) the Revocation Periods described in Paragraph 5 of the MOU and Paragraph 6(g) of this General Release expire without a revocation by or on behalf of Mitchell; and (d) the Company signs this General Release and the MOU.
Validity. If any provision of this General Release is ruled invalid or unenforceable, that provision will be deemed excised, and the remainder of this General Release will remain valid and enforceable, except that if Paragraph 4 is held to be void, voidable, unlawful or unenforceable, then the Company may rescind this General Release if the defect in Paragraph 4 cannot be reasonably cured. In the event that either Party takes steps to seek relief from an alleged breach of this General Release or of the MOU, all of the remaining provisions of this General Release and the MOU shall remain in full force and effect, pending an arbitrator’s decision regarding the alleged breach.
15)Non-Enforcement Not a Waiver. The failure of any party to this General Release to enforce at any time, or for any period of time, any one or more of the terms of this General Release shall not be a waiver of such terms or conditions or of such party’s right thereafter to enforce each and every term and condition of this General Release.
16)No Representations. Mitchell represents and acknowledges that in executing this General Release, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this General Release or otherwise.
17)Other Claims and Ownership of Claims. Mitchell hereby warrants and represents (a) that Mitchell owns all of Mitchell’s Claims, (b) that Mitchell has the sole and exclusive right to settle and compromise such Claims, and (c) Mitchell has not filed any complaints, grievances, charges, proceedings, or lawsuits against Macy’s, any of its employees, or any other Releasees with any government agency or any court.
18)Entire Agreement. Other than as set forth in this Paragraph 21, this General Release and the MOU set forth the entire agreement between the Parties hereto regarding the subject matter hereof and fully supersedes any and all prior oral or written agreements or understandings between the Parties hereto pertaining to the subject matter hereof. This General Release and the MOU may be modified only in a writing signed by Mitchell and the Company. The Parties affirm, however, that the Restrictive Covenant Agreement remains in effect according to its terms and survives this General Release, other than Section 2 of the Restrictive Covenant Agreement as described in Paragraph 2 of this General Release. The Parties further affirm that (a) the terms and conditions of previously granted equity awards, including Time-Based Restricted Stock Units and Performance-Based Restricted Stock Units, remain in full force and effect according to their terms and survive this agreement, other than the “Noncompetition” section found within the Terms and Conditions of each award, as described in Paragraph 2 of this General Release, and (b) Mitchell remains subject to the terms and conditions of the Company’s Compensation Clawback Policy effective October 2, 2023 and its operation in accordance with its terms and applicable law.
19)Scanned Signatures and Counterparts. This General Release may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single document. Scanned signatures shall have the same effect as original signatures.
Breach. An alleged breach by either Party of the MOU or this General Release shall not serve as a basis for non-compliance with either agreement by the non-breaching Party (including Macy’s delaying or failing to pay or provide any payment or other benefit to Mitchell included in Paragraphs 1, 2, or 3 of the General Release), unless an arbitrator rules such non-compliance is proper.

20)Agreement to Arbitrate in the Event of Alleged Breach. All disputes arising out of or in any way relating to an alleged breach of this General Release, including any question of arbitrability or whether a dispute, claim, or conflict is within the scope of this agreement to arbitrate, or any questions regarding the existence, validity, enforceability, breach, termination, or waiver of this General Release, or the construction or interpretation of this General Release, or any term or provision herein, including this agreement to arbitrate, shall be resolved on an individual basis by private, confidential, final, and binding arbitration administered by the American Arbitration Association (“AAA”). Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The seat of arbitration shall be New York, New York. The Parties hereby unconditionally waive their right to a court action or jury trial of any and all claims or causes of action arising from, relating to, or in connection with this General Release. This agreement to arbitrate is governed by the Federal Arbitration Act, as interpreted by the United States Supreme Court and the Second Circuit.
Governing Law. This General Release shall in all respects be interpreted, enforced, and governed by and under the laws of the State of New York to the extent that Federal law does not govern. An arbitration decision pursuant to Paragraph 24 is subject to an action to vacate, modify, or enforce only as provided by the Federal Arbitration Act, as interpreted by the United States Supreme Court and the Second Circuit.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND WAIVER INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACCEPTED AND AGREED:

Date: 12/05/2025         /s/ Adrian Mitchell
Adrian Mitchell

Date: 12/08/2025         By: /s/ Tracy M. Preston

Title: Chief Legal Officer
For Macy’s, Inc.

EXHIBIT A

Vesting Schedule for Restricted Stock Units and Performance Restricted Stock Units

Pursuant to the General Release, and as described in the SESP, Adrian Mitchell’s equity awards granted on or after March 31, 2023 will continue to vest for a period of 24 months following the date of Mitchell’s last day of employment (i.e., June 21, 2025). For the avoidance of doubt, these equity awards are listed below. The equity awards will vest and become nonforfeitable on the following schedule, assuming Mitchell signs this General Release and the General Release becomes effective pursuant to General Release Paragraph 16. Except to the extent modified by Paragraph 2(c), the equity awards are otherwise subject to the terms and conditions of the applicable equity plan and equity award agreement for each such equity award and the payment timing requirements of Section 409A of the Internal Revenue Code of 1986, as amended:
a)Restricted stock units (“RSUs”):
i)8,539 units will vest on March 24, 2026;
ii)20,635 units will vest on March 28, 2026;
iii)23,585 units will vest on March 31, 2026;
iv)20,635 units will vest on March 28, 2027; and
v)23,585 units will vest on March 31, 2027.
b)Performance restricted stock units (“PRSUs”):
i)the applicable percentage of 94,339 target PRSUs, which will depend on the level of achievement of the performance goals and terms of the award, will vest upon certification by the Compensation and Management Committee (“CMDC”) at its March 2026 meeting (currently scheduled for March 26, 2026), which certification shall not be unreasonably withheld; and
ii)the applicable percentage of 82,541 target PRSUs, which will depend on the level of achievement of the performance goals and terms of the award, will vest upon certification by the CMDC at its March 2027 meeting (currently scheduled for March 25, 2027), which certification shall not be unreasonably withheld.